AMENDMENT AND acknowledgment agreement

THIS AMENDMENT AND ACKNOWLEDGMENT AGREEMENT (this “Agreement”) is dated as of November 17, 2022.
BETWEEN:
SKYE BIOSCIENCE, INC., a corporation existing under the laws of the State of Nevada,
(“SKYE”)
AND:
EMERALD HEALTH SCIENCES, INC., a corporation existing under the laws of the Province of British Columbia,
(“EHS”).

WHEREAS:
A.EHS and SKYE entered into an Amended and Restated Multi-Draw Credit Agreement on April 1, 2020, as amended (the “Credit Agreement”). Terms used but not defined in this Agreement shall have the meanings ascribed to such term in the Credit Agreement.
B.Pursuant to Section 3.2 of the Credit Agreement, SKYE shall not be permitted any prepayment of the Loan without the prior written consent of EHS.
C.SKYE desires to prepay a portion of the outstanding principal amount of the Loan, including all of the outstanding non-convertible principal amount of the Loan, and all unpaid interest under the Loan accrued through November 18, 2022, as set forth in more detail below and EHS desires to permit such prepayment.
D.EHS and SKYE desire to amend and or waive certain sections of the Credit Agreement as set forth herein.
E.EHS and SKYE desire to agree to reprice certain of the warrants issued to EHS pursuant to the terms of the Credit Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Prepayment. SKYE will make the following prepayments of principal and interest under the Loan as set forth in the table below (the “Prepayment”) upon the execution of this Agreement:

Convertible Debt*	Non-Convertible Debt	Interest Accrued (November 17, 2022)	Total Principal and Interest Prepayment
US$166,125	US$450,000	US$328,736.91	US$944,861.91
*To be applied to the oldest outstanding tranches first
Following the Prepayment described above, EHS and SKYE acknowledge and agree that the remaining principal and interest under the Loan is as follows:

Convertible Debt	Non-Convertible Debt	Interest Accrued (as of November 17, 2022)
US$1,848,375	US$0	US$0

1.Warrants
a.SKYE and EHS acknowledge and agree that EHS holds the following warrants to purchase common shares of SKYE:

i.2,500,000 share purchase warrants each exercisable for one common share of SKYE until November 1, 2023 at a price of US$0.50 per share;
ii.2,500,000 share purchase warrants each exercisable for one common share of SKYE until February 1, 2024 at a price of US$0.50 per share;
iii. 2,500,000 share purchase warrants each exercisable for one common share of SKYE until March 29, 2024 at a price of US$0.50 per share; and
iv. 9,141,486 share purchase warrants each exercisable for one common share of SKYE at a price $0.151 per share until December 29, 2024
(collectively, the "Warrants").
SKYE and EHS agree that the certificates representing each of the Warrants are hereby amended to change the exercise price of each Warrant to US$0.017 per share (provided that all adjustment provisions as set out in each such certificate shall continue in full force and effect and such exercise price will be appropriately adjusted as and when necessary in the future in accordance therewith) and SKYE agrees to forthwith upon the execution of this Agreement take all steps necessary to carry out the amendment of the exercise price of each Warrant and to do or cause to be done such further acts as may be necessary to carry out the amendment of the exercise price of the Warrants.
a.SKYE and EHS will use good faith efforts to enter into a Registration Rights Agreement in form satisfactory to both parties on or before November 25, 2022 providing EHS with customary piggyback registration rights for all shares of common stock of SKYE issuable upon exercise of the Warrants, subject to customary limitations imposed by underwriters.
2.Amendments and Waivers to the Credit Agreement.
a.The definition of “Maturity Date” in Section 1 of the Credit Agreement is deleted in its entirety, is of no further force and effect and is replaced by the following:
“Maturity Date” means the earlier of (a) December 30, 2022 and (b) the Termination Date.
a.The parties waive any obligations or restrictions under the Credit Agreement that are inconsistent with the Prepayment, including without limitation, the obligations and restrictions under Section 3.2 and Section 4.2 of the Credit Agreement.
b.Section 12.1 of the Credit Agreement is removed in its entirety and replaced with the following:
“12.1 Failure to Pay. The Company fails to (a) pay (i) any principal or interest of the Loan when due or (ii) any other amount when due; or (b) issue any Common Shares when issuable hereunder, and such failure, in the case of (b), continues for five Business Days.”
1.Miscellaneous.
a.Successors and Assigns. The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its or his rights, interests or obligations under this Agreement without the prior written consent of the other party.
b.Confidentiality. EHS shall maintain in confidence the matters referred to in this Agreement and shall not make any public disclosure, except to the extent required by applicable law or the requirements of any securities regulatory authority or stock exchange, of the terms of this Agreement without the consent of SKYE, such consent not be unreasonably withheld.
c.Entire Agreement. This Agreement supersedes all prior agreements among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. EHS acknowledges and agrees that SKYE is not currently in breach of any provisions of the Credit Agreement.
d.Amendments. This Agreement may not be modified or waived, except expressly by an instrument in writing signed by all the parties hereto.
e.Further Assurances. Each of the parties hereto agrees to execute such further and other deeds, documents and assurances and to do such further and other acts as may be necessary to carry out the true intent and meaning of this Agreement fully and effectually.
f.Severability. Each of the covenants, provisions, sections, subsections and other subdivisions hereof is severable from every other covenant, provision, section, subsection and subdivision and the invalidity or unenforceability of any one or more covenants, provisions, sections, subsections and other subdivisions hereof shall not effect the validity or enforceability of the remaining covenants, provisions, sections, subsections or subdivisions hereof.
g.Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement, and the transactions contemplated hereby, shall be governed by the laws of the State of California
h.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
i.Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement and no construction or inference shall be derived therefrom.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SKYE BIOSCIENCE, INC.

By: /s/ Kaitlyn Arsenault

Name: Kaitlyn Arsenault

Title: Chief Financial Officer
:

Email: [*]

EMERALD HEALTH SCIENCES, INC.

By: /s/ Jim Heppell

Name: Jim Heppell

Title: Chief Executive Officer

Email: [*]